Exhibit 99.1
November 3, 2015

National Interstate Corporation Reports 2015 Third Quarter Results

•	2015 third quarter operating earnings per share of $0.39 vs. $0.36 last year

•	Gross premiums written increased 27% for 2015 third quarter and 7% for the first nine months

•	Calendar year and accident year combined ratio of 98.6% for 2015 third quarter

Richfield, Ohio, November 3, 2015 - National Interstate Corporation (Nasdaq: NATL) today reported net income per share of $0.26 for the 2015 third quarter compared to $0.44 last year and $0.95 for the first nine months of 2015 compared to $0.31 last year. Gross premiums written of $183.2 million for the three month period ended September 30, 2015, increased 27% over the same quarter in 2014 and 2015 year-to-date gross premiums written of $523.5 million were 7% ahead of the comparable period in 2014.

The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
Net income from operations	$7,638	$7,089	$20,414	$3,420
After-tax net realized (losses) gains from investments	(2,493)	1,704	(1,518)	4,091
After-tax impact from transaction expenses	—	—	—	(1,406)
Net income	$5,145	$8,793	$18,896	$6,105

Net income from operations per share, diluted	$0.39	$0.36	$1.03	$0.17
After-tax net realized (losses) gains from investments per share, diluted	(0.13)	0.08	(0.08)	0.21
After-tax impact from transaction expenses per share, diluted	—	—	—	(0.07)
Net income per share, diluted	$0.26	$0.44	$0.95	$0.31

Net income of $0.26 per share for the 2015 third quarter decreased compared to the 2014 third quarter due to after-tax realized losses from investments of $0.13 per share in the 2015 third quarter compared to realized gains of $0.08 per share last year. The net realized losses from investments for the quarter were largely attributable to impairment charges primarily for securities related to the energy sector, where management is uncertain of the timing and the extent of ultimate recovery. After-tax realized losses from investments also impacted net income of $0.95 per share for the first nine months of 2015 which compared to $0.31 for the same 2014 period. Net income for the nine months ended 2014 was adversely affected by increased loss and loss adjustment expenses (LAE) including strengthening of prior year claims reserves.

Underwriting Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Losses and LAE ratio excluding prior year development (accident year)	79.3%	79.0%	78.0%	76.8%
Prior year loss development	—%	0.1%	1.0%	7.3%
Losses and LAE ratio (calendar year)	79.3%	79.1%	79.0%	84.1%
Underwriting expense ratio	19.3%	20.0%	20.1%	20.3%
Combined ratio	98.6%	99.1%	99.1%	104.4%

Dave Michelson, President and Chief Executive Officer said, “We continue to experience slow improvement in our underwriting results while maneuvering through the challenging claims environment for commercial auto liability coverages that the entire industry is experiencing. We are encouraged that we experienced no prior year loss development for the second consecutive quarter and pleased to report an improved combined ratio of 98.6%.”

The combined ratio for the 2015 third quarter improved slightly compared to the 2014 third quarter reflecting a 0.7 percentage point improvement in the underwriting expense ratio due primarily to changes in the mix of business written. The underwriting expense ratio of 20.1% for the 2015 first nine months remains favorable and is in line with the ratios reported for the past two full years.

Prior year loss development for the first nine months of 2015 has been minimal when compared to the same 2014 period during which reserve strengthening occurred predominantly for the commercial auto liability coverages. Elevated severe claim activity in the Company’s commercial auto liability coverages remains relatively consistent with other recent periods. For the first nine months of 2015, the Company’s moving and storage business has experienced higher than normal claims severity contributing to the 78.0% consolidated accident year loss ratio.

Investments
Net investment income of $9.9 million for the 2015 third quarter and $29.4 million for the 2015 first nine months were both ahead of the same periods last year. The increase in net investment income is primarily attributable to an increase in average cash and invested assets. The Company recorded impairments of $3.1 million and $4.5 million for the 2015 third quarter and first nine months, respectively, which were predominantly common stock holdings. The majority of the impairments were for securities that were impacted by turmoil within the energy industry causing pricing volatility in the related sectors. The Company continues to maintain a high quality and diversified portfolio with approximately 88% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of approximately 4 years.

	September 30, 2015
	Fair Value	Net Unrealized Gain
	(In thousands)
U.S. government and agencies	$151,428	$3,661
State and local government	318,750	10,791
Mortgage backed securities	181,996	6,711
Corporate obligations	205,987	1,912
Other debt obligations	181,105	516
Preferred redeemable securities	4,289	121
Total fixed maturities	$1,043,555	$23,712

Equity securities	$90,006	$1,050

Total fixed maturities and equity securities	$1,133,561	$24,762

Gross Premiums Written

The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$101,224	55.3%	$64,435	44.8%
Transportation	62,663	34.2%	60,496	41.9%
Specialty Personal Lines	8,278	4.5%	8,717	6.0%
Hawaii and Alaska	7,067	3.9%	6,648	4.6%
Other	3,962	2.1%	3,951	2.7%
Gross premiums written	$183,194	100.0%	$144,247	100.0%

	Nine Months Ended September 30,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$291,502	55.7%	$257,382	52.6%
Transportation	174,911	33.4%	178,358	36.4%
Specialty Personal Lines	27,566	5.3%	28,044	5.7%
Hawaii and Alaska	17,609	3.4%	16,667	3.4%
Other	11,866	2.2%	9,499	1.9%
Gross premiums written	$523,454	100.0%	$489,950	100.0%

“Our 27% increase in gross premiums written for the 2015 third quarter was higher than recent quarters. We were pleased to add a large Alternative Risk Transfer (ART) customer during the quarter which was the primary driver for the increase,” commented Mr. Michelson. “We continue to focus on maintaining our underwriting disciplines as indicated by our renewal rate increases of approximately 5% for the 2015 third quarter and 6% year-to-date.”

The ART component 2015 third quarter gross premiums written of $101.2 million were 57% ahead of last year primarily due to the addition of one large insured to the national account ART product. The ART national account product is focused on larger customers that could contribute to quarter over quarter variability in this component. Additionally, the Company obtained average rate increases on renewed ART business of approximately 6% during the 2015 third quarter and continues to achieve high levels of customer retention in the group ART programs.

The Company continues to focus on rate increases for its Transportation component which averaged approximately 5% and 7% for the 2015 third quarter and first nine months, respectively. Also contributing to the period over period variances was new business premium in several products including passenger transportation, home delivery, crane and heavy haul and paratransit that was partially offset by ongoing underwriting and rate actions which have led to non-renewals, primarily in our traditional trucking and tow related products.

Gross premiums written for Specialty Personal Lines and Hawaii and Alaska remain stable compared to last year.

Summary Comments
“Overall we had a solid third quarter with slightly improved underwriting results and top line growth that came from both new business and continued rate strengthening. We are pleased that the third quarter results improved the year-to-date combined ratio to 99.1%; however we still have more work to do,” stated Mr. Michelson. “Our efforts to improve underwriting results which include emphasizing disciplined pricing and risk selection, making the appropriate investments in our claims infrastructure, and offering a comprehensive risk management platform to our customers remain our primary focus.”

Earnings Conference Call
The Company will hold a conference call to discuss the 2015 third quarter results on Wednesday, November 4, 2015 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Data:
Gross premiums written	$183,194	$144,247	$523,454	$489,950

Net premiums written	$159,178	$126,825	$433,613	$403,777

Premiums earned	$151,483	$140,009	$433,198	$412,651
Net investment income	9,927	9,130	29,411	26,615
Net realized (losses) gains on investments (*)	(3,836)	2,622	(2,336)	6,294
Other	1,046	941	2,762	2,487
Total revenues	158,620	152,702	463,035	448,047
Losses and loss adjustment expenses	120,090	110,755	342,414	346,920
Commissions and other underwriting expenses	24,200	24,058	70,547	70,482
Other operating and general expenses	6,145	4,912	19,262	15,797
Transaction expenses	—	—	—	2,163
Expense on amounts withheld	1,602	1,971	4,755	4,952
Interest expense	50	59	146	191
Total expenses	152,087	141,755	437,124	440,505
Income before income taxes	6,533	10,947	25,911	7,542
Provision for income taxes	1,388	2,154	7,015	1,437
Net income	$5,145	$8,793	$18,896	$6,105

Per Share Data:
Net income per common share, basic	$0.26	$0.44	$0.95	$0.31
Net income per common share, diluted	$0.26	$0.44	$0.95	$0.31

Weighted average of common shares outstanding, basic	19,868	19,780	19,847	19,746
Weighted average of common shares outstanding, diluted	19,916	19,853	19,896	19,823

Cash dividend per common share	$0.13	$0.12	$0.39	$0.36

(*) Consists of the following:
Net realized (losses) gains before impairment losses	$(706)	$2,942	$2,168	$6,979

Total losses on securities with impairment charges	(3,133)	(320)	(4,492)	(455)
Non-credit portion recognized in other comprehensive income	3	—	(12)	(230)
Net impairment charges recognized in earnings	(3,130)	(320)	(4,504)	(685)
Net realized (losses) gains on investments	$(3,836)	$2,622	$(2,336)	$6,294

GAAP Ratios:
Losses and loss adjustment expense ratio	79.3%	79.1%	79.0%	84.1%
Underwriting expense ratio	19.3%	20.0%	20.1%	20.3%
Combined ratio	98.6%	99.1%	99.1%	104.4%
Return on equity (a)			6.9%	2.3%
Average shareholders’ equity			$364,606	$355,660

	At September 30,	At December 31,
	2015	2014
Balance Sheet Data (GAAP):
Cash and invested assets	$1,263,283	$1,160,343
Reinsurance recoverable	207,991	180,332
Intangible assets	7,650	7,791
Total assets	1,903,979	1,754,733
Unpaid losses and loss adjustment expenses	976,237	883,078
Long-term debt	12,000	12,000
Total shareholders’ equity	$367,123	$362,089
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$351,710	$343,376
Book value per common share, basic (at period end)	$18.45	$18.29
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.67	$17.35
Common shares outstanding at period end (b)	19,900	19,793

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At September 30, 2015 and December 31, 2014 there were 63,554 and 64,320, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.